Exhibit 10.18

CUMMINGS PROPERTIES, LLC

STANDARD FORM

LEASE EXTENSION # 1

In connection with a lease in effect between Cummings Properties, LLC, LESSOR, and SolidEnergy Systems, LLC f/k/a SolidEnergy Systems Corp., LESSEE, at 35-B Cabot Road Woburn, Massachusetts (“premises” or “leased premises”), fully executed on March 30, 2016 (as amended and/or extended, the “lease”), and currently scheduled to terminate on August 30, 2021, unless otherwise terminated or extended as provided in the lease, and in consideration of the mutual benefits to be derived herefrom, the parties hereby agree to amend said lease, including its terms, conditions, covenants, and obligations (“terms”), as follows:

1.

The lease is hereby extended for an additional term of five years and is now currently scheduled to terminate at noon on August 30, 2026 , unless otherwise terminated or extended as provided in the lease.

2.	Effective July 1, 2020, base rent shall be changed to seven hundred sixty nine thousand seven hundred eighty five (769,785) dollars per year or $ 64,148.75 per month.

3.

Effective July 1, 2020 , the base month from which to determine the amount of each annual increase in the “Cost of Living” shall be November 2019, which figure shall be compared with the figure for November 2020, and each November thereafter to determine the increase (if any) in the base rent to be paid during the following calendar year.

4.

The lease, including all terms and escalations, etc., shall be automatically extended for additional successive periods of five years each unless LESSOR or LESSEE serves written notice, either party to the other, of either party’s option to terminate this section, whereupon it will be of no further force or effect. The time for serving such written notice shall be not more than 12 months or less than six months prior to the expiration of the then-current lease term. Time is of the essence.

5.	In consideration of this extension, Paragraph H of the Rider to Lease is hereby deleted and of no further force or effect.

6.	In consideration of this extension, Paragraph P of the Rider to Lease is hereby deleted and of no further force or effect.

7.

Notwithstanding Paragraph N of the Rider to Lease, LESSEE may, at any time after the date this extension is fully executed, amend the letter of credit to reduce the face amount of said letter of credit from $583,300 to $411,300 by delivering to LESSOR an amendment to said letter of credit evidencing said reduction of the face amount, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease. In addition, LESSEE may, at any time after September 1, 2020, further amend the letter of credit to further reduce the face amount of said letter of credit from $411,300 to $289,300 by delivering to LESSOR an amendment to said letter of credit evidencing said further reduction of the face amount, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease. In addition, LESSEE may, at any time after September 1, 2021, further amend the letter of credit to further reduce the face amount of said letter of credit from $289,300 to $217,300 by delivering to LESSOR an amendment to said letter of credit evidencing said further reduction of the face amount, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease.

8.

Effective September 1, 2021, the cumulative “Cost of Living” adjustment effective each January 1 for calendar years 2022, 2023, 2024, 2025, and 2026 (only) shall not average more than three percent per adjustment.

9.

* Each of the parties (i) acknowledges and agrees that it is entering into this extension voluntarily during difficult economic times resulting from a global pandemic, and (ii) hereby fully and finally waives any and all claims whatsoever, it has now or may have in the future, that this extension is unenforceable, in its entirety or in part, due to global, national, or local circumstances relating in any way to the COVID-19 pandemic.

This extension shall not bind any party in any manner whatsoever until it has been executed by all parties. All other terms of the lease shall continue to apply, and to the extent any inconsistency exists between this extension and the lease, the terms herein shall control and supersede any earlier provisions. In witness whereof, LESSOR and LESSEE, intending to be legally bound, have caused this extension to be executed this ___1______ day of ______July_________, 2020.

LESSOR: CUMMINGS PROPERTIES, LLC		LESSEE: SOLIDENERGY SYSTEMS, LLC
By:	/s/ E. Anderson	By:	/s/ Qichao Hu
	Duly authorized		Duly authorized
Print name: Qichao Hu
09/18		Title: Founder and CEO

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